Exhibit 10.8.2

AMENDMENT DATED SEPTEMBER 23, 2016 TO THE MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

Pursuant to a unanimous consent of the Board of Directors of Marriott International, Inc. effective on September 23, 2016, the Marriott International, Inc. Stock and Cash Incentive Plan was amended as follows:

THIS AMENDMENT to the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and restated effective January 1, 2008, and as subsequently amended from time to time (the “Plan”), is made this 23rd day of September, 2016, effective as of the date on which Starwood Hotels & Resorts Worldwide, Inc. (as may be converted to a limited liability company) becomes a subsidiary of Marriott International, Inc. pursuant to the series of transactions in accordance with the Agreement and Plan of Merger, dated as of November 15, 2015, as thereafter amended:

1.    A new Section 4.5 is hereby added to the Plan, reading as follows:

4.5     Share Award Vesting Continuation. Notwithstanding any provision hereof, the Committee may provide, as to any Employee who undergoes an approved transfer of employment to an entity other than the Company, that such individual shall be deemed, to the extent his or her employment with such entity is and remains at a property managed by the Company, to be an Employee solely for purposes of the vesting rules applicable to any share-based Awards granted prior to such approved transfer of employment.

2.    Section 22.2 is hereby amended to read as follows (new language underlined):

22.2 Delay for Specified Employees. To the extent that any Awards under the Plan may be subject to Code Section 409A(a)(2)(B)(i), distributions of Shares or other amounts pursuant to such Awards on account of a Termination of Service of a Participant who is a Specified Employee (as defined as follows) shall be made or commence not before the date which is six (6) months following the Termination of Service, except in the event of the Participant’s death. Any distribution that is delayed under this Section 22.2 shall be distributed on the first day of the seventh month following the Specified Employee’s Termination of Service (without affecting the timing of any subsequent installment that is not within the six-month period following Termination of Service). For this purpose, a Specified Employee is a person described under Treasury Regulation section 1.409A-1(i), applying the default rules thereunder, except that the definition of compensation for purposes of identifying Specified Employees shall be the same definition as used for determining who are Specified Employees under the Marriott International, Inc. Executive Deferred Compensation Plan for the same determination period. Notwithstanding the foregoing, the default rule under Treasury Regulation section 1.409A-1(i)(6) shall not apply with respect to the Starwood merger transactions contemplated in the Agreement and Plan of Merger, dated as of November 15, 2015, and as subsequently amended as of March 20, 2016, and no adjustment to the Company’s list of Specified Employees will apply until the April 1, 2017 specified employees effective date.